AMENDMENT TO AGREEMENT

         This  Amendment  to  Agreement  (the  "Amendment")  is  effective as of
October 2, 1997, and is by and between NOHIV, INC., (formerly known as BONITO INDUSTRIES, INC.) a Nevada corporation (hereinafter the "Company"), and EURO-AMERICAN GMBH LABOSERVE GMBH, corporations organized under the laws of German, (hereinafter jointly called "Seller and amends and modifies that certain Agreement between the parties dated August 21, 1997, as follows:

         1. The original agreement and plan of reorganization as filed as part of the Current Report on Form 8-K on August 27, 1997, erroneously classified the acquisition by the Company from Euro-American GMBH, of that certain License Distribution Agreement by an between Pace Corp. (Licensor) and Laboserv (Licensee) dated June 23, 1997, as a reorganization and the acquisition of all of the outstanding common stock of Sellers.

         Euro-American GMBH had previously entered into a Distribution Agreement with LaboServ wherein Euro-American acquired the distribution rights for the sale of Laboserv's HIV-Logic Test within Eastern and Western Europe including Russia. Euro-American paid a purchase price of $600,000 for said distribution rights. Therefore, as of August 21, 1997, Euro-American held the distribution rights to Laboserv's HIV-Logic Test in the territories set forth above.
Euro-American GMBH, as the owner of these distribution rights under the Distribution Agreement sold and transferred all its, right, title and interest under said Distribution Agreement to the Company in exchange for 3,000,000 shares of Common Stock, $0.001 Par Value of the Company. A copy of the Distribution Agreement is attached hereto as Exhibit 1.

         2. The acquisition of the rights under that certain Distribution Agreement for 3,000,000 shares of the Company's Common Stock should have been reported as an acquisition of an asset and not a reorganization and acquisition of all of the outstanding stock of Sellers.

         3. All other terms and conditions not inconsistent with this amendment shall remain the same.

         4. It is expressly agreed that the parties may execute this agreement via facsimile signature and such facsimile signature pages shall be treated as originals for all purposes.

         IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed all as of the day and year first above written.

THE COMPANY                                          SELLER

NOHIV INC.
formerly BONITO INDUSTRIES, INC.            EURO-AMERICAN GMBH





---------------------------------       --------------------------------------
By:  Wolfgang Buttgereit                By:  Alex J. Kutscher
Its:  Vice President                    Its:  Vice President

                       EXHIBIT 1 TO AMENDMENT TO AGREEMENT
                      ------------------------------------

                                  DlSTRIBUTION

                                    AGREEMENT

Between

EURO-AMERICAN, Beteiligungsvermittlungsgesellschaft mbH, Weseler Str. 64-66, 45478 Mulheim/Ruhr, Germany; hereinafter referred to as EURO-AMERICAN -

and

Laboserv GmbH, Am Boden 25-26, 35460 Staufenberg, Germany hereinafter referred to as Laboserv-

                                   Appointment


     (1) Laboserv hereby appoints EURO-AMERICAN as it's sole and exclusive distributor for the sale of its HlV-Logic Test (hereinafter referred to as Product) within the territory defined herein. The distribution rights may be reassigned by EURO-AMERICAN to third parties.

     (2) EURO-AMERICAN agrees to pay today, upon signing of this document DM 179,000 and agrees to make further payments up to a total of USD 200,000 by the end of July, 1997. Further, EURO-AMERICAN commits to pay Laboserv another USD 400,000 by the end of September, 1997

     (3) Laboserv shall sell directly to EURO-AMERICAN or it's assignees but may ship to locations specified by EURO-AMERICAN. Each order shall be for at least 50,000 tests.

     (4) EURO-AMERICAN shall not act as an agent of Laboserv or make any representations on behalf of Laboserv.

     (5) Laboserv reserves the right to make changes to the product, but guarantees that these will always be improvements and further guarantees that all such improvements will be in product sold to EURO-AMERICAN.

     (6) EURO-AMERICAN shall not sell the product outside the territory, as defined, unless EURO-AMERICAN has the written permission of Laboserv.

     (7) During the term of this Agreement EURO-AMERICAN and its assignees shall have the rights to sell other HIV tests also.

     (8) Laboserv warrants that it has the authority to make this appointment and further warrants that it has no knowledge of any impediments to this action.

                                    Territory

The territory shall include all of the countries nominally referred to as Eastern Europe and Western Europe and shall also include Russia.

                                    Trademark

     (1) EURO-AMERICAN shall have the right use the trademark "HIV-Logic Test" within the territory.

     (2) EURO-AMERICAN shall indemnify Laboserv against any and all legal challenges arising out of the use of this trademark.

     (3) EURO-AMERICAN may also register other trademarks for the Product and shall indemnify Laboserv against any and all legal costs arising out of these trademarks. Upon termination of this Agreement all new Trademarks shall remain the property of EURO-AMERICAN.

                                     Patents

     Laboserv warrants that the Product is covered by US and European patents and shall indemnify EURO-AMERICAN against any and all legal challenges to these patents.

                                    Delivery

     Laboserv warrants that it can deliver at least 250,000 tests per month and that deliveries shall be made within four (4) to six (6) weeks after receipt of an order by EURO-AMERICAN.

                               Pricing and Payment

See appendix A attached.

                                   Warranties

     (1) Laboserv warrants that the product shall be free from all defects in materials and workmanship and shall be fit for the purpose for which it was designed. No other claims are made.

     (2) EURO-AMERICAN warrants that it shall hold Laboserv harmless from any and all claims arising out of any actions initiated by EURO-AMERICAN.

                                    Duration

     (1) The Agreement shall become effective on the date of signature by both parties and shall remain in effect for a period of two (2) years with an option to renew for a further two (2) years. If either side does not wish to renew the Agreement, then at least 30 days notice in writing shall be given to the other party prior to its expiry.

     (2) If sales, at the end of 1998, are less than 500,000 tests, then Laboserv reserves the right to renegotiate this Agreement.

     (3) Minimum sales to retain exclusivity shall be negotiated during the fourth calendar quarter of each year.

                                  Renunciation

     The non-compliance of either of the parties at any time with one of the clauses of this Agreement, or the failure to exercise any right provided for in this Agreement, or the failure at any time to demand the performance of the other party in respect of this agreement or any of the provisions, will not under any circumstances affect the validity of this Agreement nor the right of the other party to ensure compliance with it's provisions. The renunciation of a provision, condition or requirement of this Agreement, on one or more occasions, by either of the parties, will not constitute a renunciation of any future obligation to fulfill said provision, condition or requirement with respect to this Agreement.

                                     Default

     If either party shall fail to perform or defaults in the performance or non-performance of any material provision of this Agreement, and if such failure or default shall continue for ninety (90) days after written notice thereof to the defaulting party, during which time the parties cooperate in good faith to solve the situation, then the non-defaulting party may terminate this Agreement forthwith on notice to the other party.

                                  Force Majeure

     No liability shall result to either party from delays in performance caused by circumstances beyond the control of the party affected, including, but not limited to acts of God, fire, flood, explosion, war, or actions or request by government authority.

                                 Confidentiality

     During the term of this Agreement, Laboserv and EURO-AMERICAN shall treat all confidential information received from the other party as the exclusive property of the other party and each party agrees not to disclose or use any such information to any third party without first obtaining the other party's consent.

                                     Notice

     Any notice or communication authorized or required to be given hereunder or for the purpose hereof shall be duly given if sent by prepaid registered mail and sent to the registered office of the other party hereto.

                                  Governing Law

     (1) This Agreement shall be construed under the laws of Germany.

     (2) Any dispute, controversy or claim arising out of, or relating to this Agreement, or the termination or validity thereof shall be settled through bona fide negotiations between the parties, but should the parties be unable to resolve such disputes then the matter shall be referred to arbitration in accordance with the International Rules of Conciliation and Arbitration of the Zurich Chamber of Commerce.

     (3) Should no acceptable remedies from this process evolve, the matter shall proceed to litigation in Germany.

     (4) All stipulations contained in this Agreement shall be so construed as not to infringe the provisions of any laws; but if any such stipulation does infringe the provision of any law the same shall be deemed to be void and severable. In such event, invalid stipulations shall be suitably amended to maintain the economic intentions of the parties hereto.

     (5) Modifications of and amendments to this Agreement shall become effective only after written instruments to that extent have been duly executed by both parties.


In witness whereof, the parties have caused this Agreement to be executed by their duly authorized representatives.


Staufenberg, July 16th, 1997


Laboserv GmbH                           Euro-American Gmbh



--------------------------------        ------------------------------------
Gunther Bonsch, President               Axel J. Kutscher, Vice President

Schedule A

Pricing Schedule

1.   Minimum Order
     (incl. Start-up cost for market entry)       6,00 US-$ per test
2.   100,001 - 200,000                            3,25 US-$ per test
3.   200,001 - 300,000                            3,00 US-$ per test
4.   300,001 - 400,000                            2,75 US-$ per test
5.   400,001 - and above                          2,50 US-$ per test

Payment shall be COD, upon release of the merchandise by the local customs officers at the place of delivery.